UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.   )

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

SUPPORT.COM, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Copies to:

Stephen E. Gillette, Esq. Jones Day 1755 Embarcadero Road Palo Alto, CA 94303 (650) 739-3997	Keith E. Gottfried, Esq. Morgan, Lewis & Bockius LLP 1111 Pennsylvania Avenue, N.W. Washington, DC 20004-2541 (202) 739-5947

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Support.com, Inc., a Delaware corporation (“Support.com” or the “Company”), is filing materials contained in this Schedule 14A with the U.S. Securities and Exchange Commission (“SEC”) in connection with the solicitation of proxies from its stockholders in connection with its 2016 Annual Meeting of Stockholders to be held on Friday, June 24, 2016, at 10:00 a.m. Pacific Time, at the Hyatt House Belmont/Redwood Shores hotel located at 400 Concourse Drive, Belmont, California 94002 and at any and all adjournments or postponements thereof (the “2016 Annual Meeting”). On May 12, 2016, Support.com filed with the SEC a revised definitive proxy statement and accompanying definitive WHITE proxy card in connection with its solicitation of proxies from its stockholders to be used at the 2016 Annual Meeting. On June 14, 2016, Support.com filed a supplement to the revised definitive proxy statement to reflect that it reduced its recommended slate of director nominees for election to Support.com’s board of directors (the “Support.com Board”) at the 2016 Annual Meeting from six (6) nominees to four (4) nominees.

Revised Slides for Investor Presentation First Used on June 23, 2016

Attached hereto are revised slides relating to the proxy contest that is being pursued by the VIEX Group (as defined below) in connection with the 2016 Annual Meeting that have been inserted into the investor presentation that Support.com is using in presentations to stockholders. These slides are being filed herewith because they may be deemed to be solicitation material in connection with Support.com’s solicitation of proxies from its stockholders to be used at the 2016 Annual Meeting. As previously announced, VIEX Opportunities Fund, LP — Series One, VIEX GP, LLC, VIEX Capital Advisors, LLC, BLR Partners LP, BLRPart, LP, BLRGP Inc., Fondren Management, LP, FMLP Inc., Eric Singer, Bradley L. Radoff, Joshua E. Schechter, Richard Bloom and Brian J. Kelley (collectively, the VIEX Group”) have publicly disclosed that they intend to pursue a proxy contest in an effort to have their five proposed director candidates elected to the six-member Support.com Board at the 2016 Annual Meeting and, thereby, obtain control of the Support.com Board.

As Support.com has also previously disclosed in its communications with stockholders, while the VIEX Group has been abundantly clear that it wants control of the Support.com Board, notably absent from the VIEX Group’s rhetoric is any detailed and viable alternative strategic growth plan on how it would drive the creation of long-term stockholder value were it to obtain control of the Support.com Board. In addition, the VIEX Group has not provided any detailed plan on how it would prevent such an abrupt change in control of the Suport.com Board, at a pivotal and critical time in Support.com’s trajectory, from causing unintended consequences, which could potentially include harm to Support.com’s business and prospects, including, but not limited to, Support.com’s relationships with its employees, customers and partners.

Important Additional Information And Where To Find It

Support.com, its directors and certain of its executive officers and employees are deemed to be participants in the solicitation of proxies from Support.com’s stockholders in connection with the matters to be considered at Support.com’s 2016 Annual Meeting of Stockholders. On May 12, 2016, Support.com filed a revised definitive proxy statement and accompanying definitive WHITE proxy card with the SEC in connection with the solicitation of proxies from Support.com stockholders in connection with the matters to be considered at Support.com’s 2016 Annual Meeting of Stockholders. Information regarding the identity of participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in such revised definitive proxy statement, including the schedules and appendices thereto. INVESTORS AND STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ ANY SUCH PROXY STATEMENT AND THE ACCOMPANYING WHITE PROXY CARD AND ANY AMENDMENTS AND SUPPLEMENTS THERETO AS WELL AS ANY OTHER DOCUMENTS FILED BY SUPPORT.COM WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain the revised definitive proxy statement, any amendments or supplements to the proxy statement, the accompanying WHITE proxy card, and other documents filed by Support.com with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Investor Relations section of Support.com’s corporate website at www.Support.com or by contacting Support.com’s proxy solicitation firm, Mackenzie Partners, Inc., by mail at 105 Madison Avenue, New York, New York 10016, by phone at (212) 929-5500 (Call Collect) or Toll-Free (800) 322-2885, or by email at proxy@mackenziepartners.com.

© 2016 SUPPORT.COM Inc . All Rights Reserved. Growing Our Leadership in Support Services and Technology THE SUPPORT.COM PROXY CONTEST The VIEX Group is Seeking Control of Support.com Without Presenting any Alternative and Detailed Strategic Plan for Growing Stockholder Value SUPPORT.COM 1

© 2016 SUPPORT.COM Inc . All Rights Reserved. o VIEX Capital Advisors, LLC and the other members of its dissident investor group, including Eric Singer, Bradley Radoff and Joshua Schechter (the “VIEX Group”), who beneficially own, in the aggregate, approximately 14.9% of our shares, are waging a costly and distracting proxy contest to abruptly take control of Support.com’s recently refreshed Board. o The VIEX Group is seeking to take control of Support.com by replacing 5 of the 6 members of the Support.com Board – including the 3 Board members who joined the Support.com Board within the last 90 days – with its own nominees, three of whom are affiliates of the VIEX Group. o Support.com strongly believes the 5 nominees proposed by the VIEX Group, none of whom have any experience at technology companies providing cloud - based support services, lack the necessary and relevant experience, expertise and industry knowledge to advance the development and execution of our strategic plan for growth and the creation of long - term stockholder value and, most importantly, lack the experience to determine when and how to refine and adapt our strategic plan as needed in response to the support market’s changing dynamics. o The VIEX Group’s highly vocal campaign has not included making available to stockholders an alternative strategic plan for creating long - term stockholder value. o The VIEX Group has not provided any details on what steps it has taken to prevent its plans to abruptly take control of the Support.com Board from causing significant and substantial harm to our business and prospects, including, but not limited to, our relationships with our employees, customers and partners. The VIEX Group is Seeking to Abruptly Take Control of Support.com Through its Proxy Contest to Replace Five out of the Six Members of the Support.com Board 2

© 2016 SUPPORT.COM Inc . All Rights Reserved. o The VIEX Group has NOT presented any specific and viable alternative strategic growth plan or any viable and substantive proposals on how it would drive the creation of long - term stockholder value were it to obtain control of the Support.com Board. o In addition, the VIEX Group has NOT provided any substantive and viable ideas for enhancing stockholder value in the short - term. o The VIEX Group’s ill - conceived theories for how stockholder value can be enhanced at Support.com are thin on facts, substance and viability , reflect no understanding of the support industry or its changing dynamics, and are nothing more than a thinly - veiled attempt to further its self - interested agenda of seizing control of Support.com . o We believe that the VIEX Group’s theories that we should possibly sell Support.com’s promising Cloud business or the company as a whole are misguided and short - sighted approaches that would completely derail the progress Support.com has made implementing its strategic growth plan and could deprive stockholders of a high - potential opportunity to realize long - term value from their investment in Support.com. o However misguided the VIEX Group may be in seeking a sale of Support.com or its assets, the VIEX Group has never articulated any detailed plan on how it would even accomplish a sale of Support.com given Support.com’s ongoing transition and current stock price and, regardless of how short - sighted such a sale may be, whether it is even a practical or viable option for Support.com. o Nor has the VIEX Group ever proposed any specific transaction that it believes the Support.com Board should consider. The VIEX Group Has Not Presented Any Alternative Strategic Plan or Substantive and Viable Ideas for Creating Long - Term Stockholder Value 3

© 2016 SUPPORT.COM Inc . All Rights Reserved. o We believe that if the VIEX Group was able to replace 5 out of the 6 members of the Support.com Board, it would completely de rai l the progress Support.com has made implementing its strategic growth plan and could deprive stockholders of a high - potential opportun ity to realize long - term value from their investment in Support.com. o The VIEX Group has not provided any details on how its plans to abruptly take control of the Support.com Board would not caus e significant and substantial harm to our business and prospects, including, but not limited to, our relationships with our emp loy ees, customers and partners . o The VIEX Group has also not detailed what steps it plans to take to avoid an abrupt change in control from causing the percep tio n of a change in the direction of the business, instability or lack of continuity which could be exploited by Support.com’s competit ors . o Were the VIEX Group to abruptly take control of Support.com and given that the VIEX Group has failed to make available a deta ile d plan to address unintended consequences, such an abrupt change in control now could have significant adverse effects on Support.co m, including that, among other things, it could: o Cause the perception of a change in the direction of the business, instability or lack of continuity which could be exploited by Support.com’s competitors, o Cause concern to our current and potential customers, o Result in the loss of potential business opportunities, and o Make it more difficult for us to attract and retain qualified personnel and business partners. If the VIEX Group Were to Abruptly Take Control of Our Board at Such a Pivotal and Critical Time in Our Trajectory and Steps Were Not Taken to Mitigate Unintended Consequences, Our Business and Prospects Could Be Harmed 4

© 2016 SUPPORT.COM Inc . All Rights Reserved. o The current members of our recently refreshed Board, including the three independent directors who joined our board within the past 90 days, collectively, have substantial experience and expertise relevant to the advancement of our strategic plan, including experience in developing and marketing cloud - based services for the enterprise, and, most importantly, are extremely capable of assessing when and how to refine and adapt our strategic plan as needed in response to the market’s changing dynamics. o In stark contrast to the members of our recently refreshed Board, we strongly believe the five nominees proposed by the VIEX Group lack the necessary and relevant experience and expertise, including absolutely no knowledge or experience developing and marketing cloud - based services, to advance the execution of our strategic plan for growth and the creation of long - term stockholder value and, most importantly, lack the experience to determine when and how to refine and adapt our strategic plan as needed in response to the support market’s changing dynamics. o Given the transition under way at Support.com, we are concerned that the lack of relevant knowledge and expertise of the VIEX Group and its proposed nominees make them ill - suited to abruptly take control of the Support.com Board and oversee Support.com’s strategic direction at such a pivotal and critical time in Support.com’s trajectory. o We are also concerned that the nominees proposed by the VIEX Group, particularly the three nominees who are affiliates of the VIEX Group, may not be aligned with the best interests of all stockholders given that the VIEX Group’s members are relatively new investors in Support.com and appear to have an agenda focused on the short - term as opposed to the development of a strategic plan that grows long - term stockholder value. We Believe the VIEX Group’s Nominees Lack the Relevant Experience Necessary To Develop, Advance and Refine Our Strategic Growth Plan 5

© 2016 SUPPORT.COM Inc . All Rights Reserved. o Support.com strives to maintain constructive, ongoing communications with all of its stockholders and welcomes and values the ir input. o Since last October, when the VIEX Group first publicly disclosed its ownership of more than 10% of our common stock, members of your Board and management team have been engaged in an ongoing dialogue with the VIEX Group to discuss their views on your Board’s composition, governance, business strategy and performance. o On numerous occasions, we also engaged in numerous discussions with the VIEX Group to discuss potential paths for avoiding a pro xy contest. o During the course of our numerous discussions with the VIEX Group and its representatives, we never received from the VIEX Group any alternative strategic plan or any substantive and viable ideas for creating long - term stockholder value or even any viable and p ractical ideas for enhancing stockholder value in the short - term . o Last December, we indicated to the VIEX Group that we were willing to agree to appoint to the Board two mutually agreeable ca ndi dates, each of whom would have no prior relationship with Support.com, any current member of the Board or Support.com’s management o r a ny member of the VIEX Group and would qualify as an independent director for purposes of Nasdaq’s listing standards. Unfortunately, the VIEX Group refused to engage with us on our settlement proposal and insisted that the only settlement framework that they wou ld consider would be one where members of the VIEX Group or one of its long - time associates would be added to your Board . o Rather than constructively work with us to achieve a mutually acceptable resolution that serves the best interests of ALL Sup por t.com stockholders, the VIEX Group has chosen to subject Support.com to a costly, distracting and unnecessary proxy contest to further its goal of obtaining control of your Board to further what we believe is a short - sighted agenda . These resources could be better devoted to continuing to implement our strategic growth plan to drive more predictable revenue, profitable growth and enhance value for ALL Support.com stockholders. We Have Attempted on Numerous Occasions to Constructively and in Good Faith Engage With the VIEX Group to Avoid a Proxy Contest 6

© 2016 SUPPORT.COM Inc . All Rights Reserved. CONCLUSION SUPPORT.COM 7

© 2016 SUPPORT.COM Inc . All Rights Reserved. Support.com Stockholders Should Vote the WHITE Proxy Card FOR ALL Four of the Highly - Qualified and Experienced Nominees Recommended by the Support.com Board o Support.com’s transition strategy has been precisely defined and its execution is well underway. Our strategy is generating m ome ntum and presents a clear path for capitalizing on the support market’s changing dynamics, growing our revenue and enhancing long - term value for stockholders. o The recently refreshed Support.com Board of Directors is taking decisive action to transition Support.com and position it for lo ng - term revenue growth and sustained profitability, which we believe will ultimately enhance the value for ALL stockholders. o Our four highly - qualified and very experienced continuing Board nominees, which includes our Chief Executive Officer and the thr ee independent directors who joined our Board within the past 90 days, collectively, have substantial industry experience and expertise relevant to the advanceme nt of our strategic plan, including experience in developing and marketing cloud - based services, and, most importantly, are extremely capable of assessing when and how to refine and adapt our strategic plan as needed in response to the market’s changing dynamics. o In stark contrast to our four highly - qualified and very experienced nominees, we strongly believe the five nominees proposed by the VIEX Group lack the necessary and relevant experience and expertise to advance the execution of our strategic plan for growth and the creation of long - term st ockholder value and, most importantly, lack the experience to determine when and how to refine and adapt our strategic plan as needed in response to th e s upport market’s changing dynamics. o While the VIEX Group is seeking control of Support.com, the VIEX Group has not presented any alternative strategic plan or su bst antive and viable ideas for creating long - term stockholder value nor has it presented any viable plan for executing on its own short - sighted theories for un locking stockholder value in the short - term. o Given the transition under way at Support.com, we are concerned that the lack of relevant knowledge and expertise of the VIEX Gr oup and its proposed nominees make them ill - suited to abruptly take control of the Support.com Board and oversee Support.com’s strategic direction at such a pivota l and critical time in Support.com’s trajectory. o We also believe that surrendering control of Support.com now to the VIEX Group, where the VIEX Group has failed to present a det ailed and robust strategic plan and a plan for avoiding unintended consequences , could lead to the perception of a change in the direction of the business, instability or lack of continuity which may be exploited by our competitors, cause concern to our current and potential customers, result in the loss of potential business opp ortunities and make it more difficult for us to attract and retain qualified personnel and business partners. 8